FIRST SUPPLEMENTAL INDENTURE, dated as of
                    July 26, 1996, between WIRELESS ONE, INC., a Delaware Corporation (the "Corporation"), and UNITED STATES TRUST COMPANY OF NEW YORK (the "Trustee"), as trustee under an Indenture, dated as of October 24, 1995, between the Corporation and the Trustee (the "Indenture").

                    Sections 10.01 and 10.02 of the Indenture respectively

          provide that the Corporation and the Trustee may enter into an indenture supplemental to the Indenture for (a) stated purposes and (b) upon the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding.  Pursuant to Sections 10.01 and 10.02 of the

          Indenture, the Board of Directors of the Corporation has duly authorized the execution and delivery by the Corporation of this

          First Supplemental Indenture.

                    Capitalized terms used and not defined herein shall

          have the meanings specified in or pursuant to the Indenture.

                    1.   Section 1.01 of the Indenture is hereby amended by

          deleting the definition of "Annualized EBITDA" and substituting therefor the following definition of "Annualized EBITDA to

          Consolidated Interest Expense":

                    "`Annualized EBITDA to Consolidated Interest Expense' as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent fiscal quarter for which financial information has been filed with the Commission multiplied by four to (y) Consolidated Interest Expense for the preceding four quarter period; provided, however, that (i) if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness (including Acquired Indebtedness) that remains outstanding on the date of such determination, the ratio of Annualized EBITDA to Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (a) such Indebtedness, as if such Indebtedness had been incurred on the first day of the relevant period (fiscal quarter in the case of annualized EBITDA and four quarter period in the case of Consolidated Interest Expense) and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of the relevant period,
          (ii) if since the beginning of such fiscal quarter the Company or any Restricted Subsidiary of the Company has made any Asset Sale, EBITDA for such fiscal quarter will be (a) reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such fiscal quarter or (b) increased by an amount equal to EBITDA (if negative) directly attributable thereto for such fiscal quarter and (iii) if since the beginning of such period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) has made an Investment in any Person which becomes a Restricted Subsidiary of the Company as a result of such Investment or an Investment in an existing Restricted Subsidiary with the result that such Investment will result in the consolidation of a greater percentage of such Restricted Subsidiary's Consolidated Net Income (Loss) (other than a transfer of operating assets from the Company or one Restricted Subsidiary to another Restricted Subsidiary) or has made an acquisition of assets (other than from the Company or another Restricted Subsidiary of the Company), including any acquisition of assets occurring in connection with a transaction causing a calculation of Annualized EBITDA to Consolidated Interest Expense to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Annualized EBITDA to Consolidated Interest Expense will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Indebtedness)) as if such Investment or acquisition occurred on the first day of the relevant period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, an Investment, a divestiture or an incurrence of Indebtedness, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided, however, that such officer shall apply in his calculations the historical EBITDA and Consolidated Interest Expense associated with such assets for the most recent relevant period for which financial information is available. If any Indebtedness (including Acquired Indebtedness) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period."

                    2.   The definition of "Consolidated Income Tax

          Expense" as defined in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced by the following:

                    "`Consolidated Income Tax Expense' for any Person for any period means, without duplication, the aggregate amount of net taxes based on income or profits for such period of the operations of such Person and its Consolidated Restricted Subsidiaries with respect to such period in accordance with GAAP."

                    3.   The definition of "EBITDA" set forth in Section

          1.01 of the Indenture is hereby deleted in its entirety and replaced by the following:

                    "`EBITDA' for any period means the Consolidated Net Income (Loss) for such period plus the following to the extent deducted in calculating such Consolidated Net Income (Loss): (i) Consolidated Income Tax Expense, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense determined on a consolidated basis for such Person and its Consolidated Restricted Subsidiaries in accordance with GAAP for such period and (iv) all other non-cash charges (other than non-cash charges which require an accrual of or reserve for cash charges in future periods), and less any non-cash items which have the effect of increasing (decreasing in the case of a loss) Consolidated Net Income (Loss) for such period."

                    4.   The definition of "Net Cash Proceeds" set forth in

          Section 1.01 of the Indenture is hereby deleted in its entirety and replaced by the following:

                    "`Net Cash Proceeds' means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any issuance or sale of Indebtedness or Capital Stock, as applicable, as referred to under the definition of Permitted Investment and the provisions of Sections 3.07, 4.07 and 4.08, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof."

                    5.   The definition of "Operating Cash Flow" set forth

          in Section 1.01 of the Indenture is hereby deleted in its

          entirety and replaced by the following:

                    "`Operating Cash Flow' means, for any period, the Consolidated Net Income (Loss) of the Company and its Consolidated Restricted Subsidiaries for such period, plus, without duplication, (a) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income (Loss), plus (b) Consolidated Income Tax Expense, and any provision for taxes utilized in computing the net losses under clause (a) hereof, plus (c) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss) (including amortization of goodwill and other intangibles)."

                    6.   The definition of "Permitted Holders" set forth in

          Section 1.01 of the Indenture is hereby deleted in its entirety and replaced by the following:

                    "`Permitted Holders' means, as of the date of determination, Chase Capital Partners, The Chase Manhattan Corporation, Heartland Wireless Communications, Inc., Henry J. Burkhalter, William J. Van Devender and their respective Affiliates (other than the Company and its Subsidiaries)."

                    7.   The definition of "Permitted Investment" set forth

          in Section 1.01 of the Indenture is hereby deleted in its

          entirety and replaced by the following:


                    "'Permitted Investment'" means (i) Investments in any existing Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (v), (vi) and
          (vii) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the provisions of Section 4.12 to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) Investments in existence on the date of the effectiveness of the Supplemental Indenture; (vi) any acquisition of equipment in the ordinary course of business; (vii) any acquisition of property and assets (other than channel rights) for a purchase price of not more than $50,000; (viii) any Investment in the Wireless Cable Business acquired in consideration for the issuance of Common Stock or the proceeds of the issuance of Common Stock to the extent such amounts have not been previously applied to a Restricted Payment, provided that the amount available for Investment out of such proceeds shall be reduced (but not below zero) by the quotient of (A) the Net Cash Proceeds of Indebtedness incurred by the Company or any of its Restricted Subsidiaries under clauses (xi) and (xii) of Section
          4.08 divided by (B) $1.50; (ix) any acquisition or lease of additional channel rights in any wireless cable market listed in Annex A to the Supplemental Indenture or in which the Company and its Restricted Subsidiaries (A) as of the date of the effectiveness of the Supplemental Indenture, have channel rights, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing, or (B) as of the date of such acquisition or lease (without giving effect to such acquisition), have rights with respect to at least eight wireless cable channels, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing; (x) Investments consisting of any acquisition or lease of additional channel rights in one or more Wireless One Service States or any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in the Wireless Cable Business if as a result of such Investment
          (A) such Person becomes a Restricted Subsidiary of the Company or
          (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; provided that (1) there are a maximum of 250,000 households within a 35-mile radius of the licensed transmission site associated with such channel rights or such Person, as the case may be, of which at least 15% are unpassed by traditional hard-wire cable (as supported by an Officer's Certificate); (2) if such Person conducts operations outside the Wireless One Service States, the Company shall deliver to the Trustee an Officer's Certificate that allocates a portion of the dollar amount of such Investment to the operations outside the Wireless One Service States and such amount shall not qualify as a Permitted Investment and (3) the aggregate amount of such cash Investments in respect of all such channel rights and all such Persons shall not exceed $20,000,000; and (xi) Investments by the Company or any Restricted Subsidiary in a joint venture which is formed to provide wireless cable television service in North Carolina in part via ITFS channels leased from community colleges in North Carolina, provided that such Investments do not in the aggregate exceed $15,000,000."

                    8.   The following definition of "Supplemental

          Indenture" is hereby inserted in Section 1.01 of the Indenture in its proper alphabetical order:

                    "`Supplemental Indenture' shall mean the First Supplemental Indenture, dated as of July __, 1996, between the Company and the Trustee."

                    9.   The following definition of "Wireless One Service

          States" is hereby inserted in Section 1.01 of the Indenture in its proper alphabetical order:

                    "`Wireless One Service States' means the states of Texas, Louisiana, Mississippi, Tennessee, Alabama, Georgia, Arkansas, North Carolina, Florida, South Carolina and Kentucky."

                    10.  Section 4.07 of the Indenture is hereby deleted in

          its entirety and replaced with the following:

                    "Section 4.07.  Limitation on Restricted Payments.

                    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

                      (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in its shares of Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

                     (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

                    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;
                     (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or any of its Restricted Subsidiaries;

                      (v) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than guarantees of Indebtedness of the Company given by any Restricted Subsidiary in accordance with the terms of this Indenture); or

                     (vi) until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.5, make any Investment in any Person (other than any Permitted Investments) in a cumulative amount for the Company and all of its Restricted Subsidiaries in excess of
               (A)(1) 100% of the Net Cash Proceeds received by the Company from the issuance and sale of Capital Stock of the Company (other than Capital Stock sold to a Subsidiary or to any employee stock ownership plan or similar trust and other than Redeemable Capital Stock) subsequent to the date of the effectiveness of the Supplemental Indenture and
               (2) $15,000,000 less (B) the cumulative amount of Net Cash Proceeds received by the Company from the issuance or sale of Capital Stock of the Company that has been applied to make Restricted Payments provided in clauses (i) through (v) above subsequent to the date of the effectiveness of the Supplemental Indenture; provided that any Guarantee that is an Investment in an Unrestricted Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) to the extent that the Guarantee is released without payment on the obligations so guaranteed by the Company or any Restricted Subsidiary of the Company;

          (any of the foregoing actions described in clauses (i) through (vi) above, other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of Section 4.08; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the effectiveness of the Supplemental Indenture, does not exceed the sum of:

               (A) an amount equal to the Company's Cumulative Operating Cash Flow less 2.0 times the Company's Cumulative Consolidated Interest Expense; and

               (B) the aggregate Net Cash Proceeds received after the date of the Supplemental Indenture by the Company from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii), (iii) or (vii) of paragraph (b) below and except the Net Cash Proceeds from the issuance of Common Stock that are applied to acquire Permitted Investments pursuant to clause (viii) of the definition of Permitted Investments).

                    (b) Notwithstanding the foregoing, and in the case of clauses (ii) through (vi) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (vii) below being referred to as a "Permitted Payment"):

                      (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

                     (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

                    (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

                     (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and
               (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced;

                      (v) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees of the Company or any Restricted Subsidiary thereof for consideration which, when added to all loans made pursuant to clause (vi) below during the same fiscal year and then outstanding, does not exceed $1,000,000 in the aggregate in any fiscal year and $4,000,000 in the aggregate since the date of this Indenture;

                     (vi) the making of loans and advances to employees of the Company or any Restricted Subsidiary thereof in an aggregate amount at any time outstanding (including as outstanding any such loan or advance written off or forgiven) which, when added to the aggregate consideration paid pursuant to clause (v) above during the same fiscal year, does not exceed $1,000,000 in any fiscal year and $4,000,000 in the aggregate since the date of this Indenture; and

                    (vii) the repurchase, redemption or other acquisition or retirement of Capital Stock of any Subsidiary of the Company for Capital Stock (other than Redeemable Capital Stock).

                    The amounts referred to in clauses (i), (v) and (vi) shall be included as Restricted Payment in any computation made
          pursuant to clause (a)(3) above.   Restricted Payments shall be
          deemed not to include Permitted Payments and Permitted

          Investments."

                    11.  Section 4.08 of the Indenture is hereby deleted in

          its entirety and replaced with the following:

                    "Section 4.08.  Limitation on Indebtedness.

                    The Company will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), except that the Company may incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsidiary may incur Acquired Indebtedness, if, in each case, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries at the time of incurrence of such Indebtedness, after giving pro forma effect thereto, is 5.0: 1.0 or less.

                    The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), but any such Permitted Indebtedness will be included in any calculation of Debt:

                      (i) Indebtedness of the Company or any of its Restricted Subsidiaries under a Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $25,000,000;

                     (ii) Indebtedness of the Company pursuant to the Notes;

                    (iii) Indebtedness of any Restricted Subsidiary consisting of a guarantee of Indebtedness under a Bank Credit Facility;

                     (iv) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of this Indenture and listed on a schedule hereto (exclusive of any debt of the kind referred to in clause (x));

                      (v) Indebtedness of the Company owing to a Restricted
               Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary is made pursuant to an intercompany note and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment of the Company's obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v);

                     (vi) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Restricted Subsidiary, any such Indebtedness is made pursuant to an intercompany note; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause
               (vi);

                    (vii) guarantees of any Restricted Subsidiary made in accordance with the provisions of Section 4.19;

                   (viii) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

                     (ix) Indebtedness having an interest rate not in excess of the interest rate on the Indebtedness under clause
               (xiv) below lent by a Strategic Equity Investor (or any subsidiary thereof and including any refinancing of such outstanding amount) resulting in up to $50,000,000 in aggregate Net Cash Proceeds (or if no such Indebtedness has been incurred, an interest rate not to exceed 13%); provided that (i) such Indebtedness (and any refinancing thereof) is subordinated in right of payment to the prior payment in full in cash of all obligations (including principal, interest and premium, if any) of the Company under the Notes and the Indenture (including as a consequence of any repurchase, redemption or other repayment of the Notes, including, without limitation, by way of optional redemption, Asset Sale Offers, and Change of Control Offers to the extent such rights to repayment are exercised by the Noteholders) such that (A) the Company shall make no payment or distribution in respect of such Indebtedness and may not acquire such Indebtedness until the prior payment in full in cash of all obligations in respect of the Notes if any Default on the Notes shall occur and be continuing, and
               (B) the holders of such Indebtedness may not take any action to enforce or accelerate such Indebtedness until the holders of the Notes have taken such action in respect of the Notes,
               (ii) such Indebtedness (and any refinancing thereof) is not guaranteed by any of the Company's Subsidiaries and is not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary, (iii) such Indebtedness (and any refinancing thereof) has no scheduled maturity of principal earlier than a date at least one year after the final Stated Maturity of the Notes, and (iv) accreted interest on such Indebtedness shall only be payable on the Maturity thereof and cash interest on such Indebtedness shall only be payable to the extent that immediately prior to and after such payment of interest the Company is permitted to incur $1.00 of Indebtedness under the ratio described in the first paragraph of this Section 4.08 and
               (v) the holders of such Indebtedness shall assign any rights to vote, including by way of proxy, in a bankruptcy, insolvency or similar proceeding to the Trustee and the trustee for Indebtedness permitted by clause (xiv) of this Section; and, provided, further, the aggregate Net Cash Proceeds of such Indebtedness together with the Net Cash Proceeds of Indebtedness incurred under clause (xi) below shall not exceed $100,000,000 at any one time;

                      (x) Indebtedness of the Company or any Restricted Subsidiary owing to a federal governmental authority relating to the purchase of wireless cable channels in an auction in an amount not to exceed in the aggregate $40,000,000 (including any such Indebtedness refinanced under clause (xiii) below);

                     (xi) in the event the Company receives $40,000,000 or more of aggregate Net Cash Proceeds from the sale of Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary or to any employee stock ownership plan or similar trust and other than Redeemable Capital Stock) issued subsequent to the date of the effectiveness of the Supplemental Indenture, Indebtedness of the Company in an aggregate principal amount not to exceed $100,000,000 (including any refinancing thereof); provided that (i) the incurrence of such Indebtedness would not result in there being outstanding more than $1.50 of Indebtedness under this clause (xi), clause (ix) and clause (xii) for each $1.00 of aggregate Net Cash Proceeds of Qualified Capital Stock issued subsequent to the date of the effectiveness of the Supplemental Indenture, (ii) such Indebtedness (and any refinancing thereof) is not guaranteed by any of the Company's Subsidiaries and is not secured by any lien on any property or asset of the Company or any Restricted Subsidiary and (iii) the Indebtedness permitted by this clause (xi) shall be reduced by the sum of (A) the aggregate Net Cash Proceeds of Indebtedness issued under clause (ix) and clause (xii) of Section 4.08 plus (B) the product of $1.50 and the aggregate amount of Investments made by the Company pursuant to clause (viii) of the definition of Permitted Investments (other than Investments acquired in consideration for the issuance of Common Stock);

                    (xii) in the event the Company incurs Indebtedness lent by a Strategic Equity Investor under clause (ix) that results in $50,000,000 of Net Cash Proceeds and the Company receives $40,000,000 or more of aggregate Net Cash Proceeds from the sale of Qualified Capital Stock issued subsequent to the date of the effectiveness of the Supplemental Indenture, the Company or any Restricted Subsidiary shall be permitted to incur up to $25,000,000 of Indebtedness (including any refinancing thereof); provided that the Net Cash Proceeds of such Indebtedness, together with the Net Cash Proceeds of Indebtedness incurred under clause (xi) of this Section, shall not exceed $50,000,000;

                   (xiii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses
               (ii), (iv) and (x) above and clause (xiv) below, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing (or, if said Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, not greater than such lesser amount) plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

                    (xiv) (A) Indebtedness of the Company, together with any accretion thereon, the gross proceeds of which on the date of issuance thereof do not exceed $125,000,000 or (B) with respect to Indebtedness for which a cash interest reserve is established, (i) Indebtedness of the Company, the gross proceeds, net of such cash interest reserve, of which on the date of issuance thereof do not exceed $125,000,000 and (ii) the related cash interest reserve; and
                     (xv) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (xiv) above, so long as the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding."

                    12.  Section 4.09 of the Indenture is hereby deleted in

          its entirety and replaced with the following:

                    "Section 4.09.  Limitation on Liens.

                    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of this Indenture, or any income or profits therefrom, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following (collectively, "Permitted Liens"):

                    (a) any Lien on (1) the Escrow Account and all funds and securities therein securing only the Notes equally and ratably or (2) other assets of the Company or any Subsidiary thereof securing only the Notes equally and ratably;

                    (b)  any Lien existing as of the date of the
               effectiveness of the Supplemental Indenture and listed on a schedule hereto;

                    (c) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money) in the ordinary course of business; (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;
               (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

                    (d) any Lien securing Indebtedness under a Bank Credit Facility incurred by the Company or any Restricted Subsidiary in compliance with the provisions of Section 4.08 or Liens securing Indebtedness incurred in compliance with clause (xii) of the definition of Permitted Indebtedness in
               Section 4.08;

                    (e) Liens securing purchase money Indebtedness, including pursuant to clause (x) under the second paragraph of the provisions of Section 4.08, incurred in compliance with this Indenture, provided that such Liens do not extend to any assets other than the assets so acquired and the principal amount of such Indebtedness shall at no time exceed the original purchase price of the property or assets purchased;

                    (f) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of
               Section 4.08; provided that any such Lien extends only to the assets that were subject to such Lien securing Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

                    (g)  any extension, renewal, refinancing or
               replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (f) so long as the amount of security is not increased thereby."

                    13.  Section 4.10 of the Indenture is hereby amended by

          inserting the phrase "of the Company" immediately following the phrase "Wholly Owned Restricted Subsidiary."

                    14.  Section 4.13 of the Indenture is hereby amended by

          inserting the proviso "provided that any such encumbrance or restriction shall specifically not prohibit payments of

          principal, premium, if any, and interest on the Notes" at the conclusion of clause (b) of Section 4.13.

                    15.  Section 4.15 of the Indenture is hereby deleted in

          its entirety and replaced with the following:

                    "Section 4.15.  Activities of the Company.

                    The Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Wireless Cable Business; provided that in the event a Change of Control occurs in which a Strategic Equity Investor becomes the holder of a majority of the Voting Stock of the Company, this Section shall no longer be of force and effect."

                    16.  This First Supplemental Indenture shall become

          effective on the later of (i) immediately prior to the completion of the merger of a subsidiary of the Corporation (Wireless One

          MergerSub, Inc.) with and into TruVision Wireless, Inc.

          ("TruVision"), with TruVision becoming a subsidiary of the

          Corporation (the "TruvVision Transaction") and (ii) the due

          execution of this First Supplemental Indenture.  All references in the Indenture and this First Supplemental Indenture to the time or date of effectiveness of the First Supplemental Indenture shall be deemed to refer to the time immediately after the consummation of the TruVision Transaction.

                    17.  As supplemented by this First Supplemental

          Indenture, the Indenture is hereby ratified and confirmed in all respects.

                    18.  This First Supplemental Indenture may be executed

          in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                    19.  This First Supplemental Indenture shall be deemed

          to be a contract made under the laws of the State of New York,

          and for all purposes shall be construed in accordance with the laws of such State.


                    IN WITNESS THEREOF, the parties hereto have caused this

          First Supplemental Indenture to be duly executed (and effective in the manner set forth in Section 16 of this First Supplemental

          Indenture), and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                        WIRELESS ONE, INC.


                                        By: /s/ Sean Reilly
          [SEAL]                           _______________________________
          Attest:


          _____________________________
          Title:

                                        UNITED STATES TRUST COMPANY
                                          OF NEW YORK, as Trustee


                                        By:/s/ M. Ciesmelewski
                                           ________________________________
          [SEAL]                           Assistant Vice President
          Attest:

          /s/ Robert F. Leman
          ____________________________
          Title: Assistant Secretary